UNITED STATES
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IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
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Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

On May 10, 2016, after the close of business, Red Mountain issued the following press release, which includes the full text of a letter issued to the Company’s shareholders, which was also posted by Red Mountain to www.iRobotproxycontest.com:

RED MOUNTAIN RELEASES LETTER TO iROBOT SHAREHOLDERS

•	iRobot shareholders urged to vote the GREEN Red Mountain proxy to elect Lawrence Peiros and Willem Mesdag to the iRobot Board

Los Angeles, CA, May 10, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain” or “we”), an investment management firm owning approximately 6.5% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), today released a letter to fellow iRobot shareholders.

The full text of the letter follows:

May 10, 2016

Dear Fellow Shareholder:

As you know, Red Mountain Capital Partners LLC (“Red Mountain” or “we”) is the beneficial owner of 6.5% of the outstanding shares of iRobot Corporation (”iRobot” or the “Company”).  We are seeking your support for the election of our two highly qualified director nominees – Larry Peiros and me – for election to the iRobot board of directors (the “Board”) at the Company’s 2016 annual meeting of shareholders on Wednesday, May 25th.

I’m pleased to share with you that a leading independent proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended that iRobot shareholders vote for both our nominees on Red Mountain’s GREEN proxy card for election to the Board. ISS’s report is a significant endorsement of our case for change and our nominees.

iRobot responded today with the narrow and false claim that ISS and Red Mountain believe “technology and innovation are not core to iRobot’s success,” and that Red Mountain is suggesting that the Company should “substantially cut R&D spending.” This could not be further from the truth. In its response, the Board rejects ISS’s detailed analysis and broad conclusions with respect to strategy, capital allocation and governance, and argues that, as an innovative consumer technology company with substantial market share, iRobot requires “vision, technological prowess and significant investment.” We could not agree more. We would just add “capital discipline” and “consumer products expertise” to the list. We believe that the Board and management must be accountable for the returns on its invested capital, including its R&D expense, and must embrace the competitive realities of the high-end technology-enabled consumer products business it is in.

During our recent discussions with fellow shareholders, Larry and I have fielded a number of questions about our campaign and received requests for clarification around some of the misleading assertions that the Board and management of iRobot have made to shareholders. We thought it would be valuable to summarize the answers to some of those questions for your benefit.

RED MOUNTAIN IS NOT INTENT ON CUTTING R&D

iRobot claims that Red Mountain’s plan is simply to cut R&D expenditures at the expense of future growth. This is not true. The fact is that iRobot’s return on invested capital (“ROIC”) has not exceeded its weighted average cost of capital (“WACC”) over the course of the last ten years, which is the primary reason behind iRobot’s chronic share price underperformance. We are not calling for cuts to R&D expenditures, but for a focused effort to produce commercially viable products through a disciplined R&D program. If the Company’s R&D program can demonstrate, through an effective stage-gating process, that it will generate acceptable returns on investment, we would advocate an increase in R&D spending, not a decrease. Our nominees will support R&D investment that delivers meaningful innovation and differentiated products to the marketplace. We fundamentally believe that great brands are built on great products, and would like to see iRobot develop a broader portfolio of technology-enabled consumer products that will be integrated into the connected home. Thus far, it has produced one.

We have been consistent in our recommendation to the Board, that it must implement a disciplined investment framework that is driven by customer needs and wants. We are looking to achieve profitable growth. The Company has spent over $500 million in the last ten years on R&D and acquisitions, and has created only one commercially viable consumer product (the Roomba robotic vacuum cleaner) and the prospect of one more product (the Braava robotic mop which it acquired through its acquisition of Evolution Robotics in 2012).  Notwithstanding significant R&D investments in Defense & Security (“D&S”) and Remote Presence, the Company sold D&S for $30 million (plus an earn-out) and de-emphasized Remote Presence after generating only $5 million of sales. The Company’s forays into robots to clean swimming pools and gutters, a “My Real Baby” robot doll, a commercial floor cleaner and robots to explore space and look for oil produced no meaningful returns for iRobot. Patent applications in and of themselves do not generate returns for shareholders – commercially viable products do.

Finally, iRobot claims that we do not know how to calculate ROIC, and that our methodology is flawed because we include cash in the broadly recognized formula of “Net Operating Profit After Taxes” divided by “Total Capital”. We can appreciate the Company’s desire to exclude cash from total capital and therefore escape any accountability for earning a return on its cash.  However, most investors expect companies to earn a return on all shareholder capital regardless of how it is deployed. Bloomberg and Capital IQ, in their ubiquitous ROIC formulas, agree.

LARRY PEIROS AND WILL MESDAG NEED TO BE ELECTED IN ORDER TO INSTILL “CONSUMER PRODUCTS DNA” AND A CULTURE OF ACCOUNTABILITY

A number of our fellow shareholders have observed that the Board has adopted many of the ideas and initiatives that we presented as part of our value enhancement plan for iRobot in April 2015. Which begs the question – why do Larry and I still need to be on the Board?

What we have learned through our engagement with the Board is that critical consumer products expertise, independence from management, alignment with shareholders, and a culture of accountability are generally absent.

iRobot will not become a world-class global technology-enabled consumer products company overnight. Successful consumer products businesses are among the most complex and competitive businesses in the world, and will require more from the Board and management of iRobot than simply “shifting our focus” from a portfolio of unrelated robotics activities to the Home Robots business. The Board’s repeated charges that consumer products expertise is limited to “changing packaging, colors and flavors” demonstrates remarkable ignorance of the technology behind most successful CPG brands, as well as the many other capabilities needed to build a successful consumer franchise. The Company requires a Board and management team that has “consumer products DNA” with respect to branding, pricing, product development, manufacturing supply chain and retail distribution. My fellow nominee Larry Peiros, the former COO and EVP of The Clorox Company, one of the most successful consumer products companies in the world, has this critical DNA. As noted by ISS in its detailed report:

“Peiros’ success over three decades with Clorox did not involve high-end consumer products – which may be exactly why he is so well qualified to help this board understand and address the marketing challenges of growing the home robots business. … There is … little evidence that the company has developed an appropriate sense of urgency about aligning its brand architecture and management – in everything from product pricing to placement to distribution to messaging – for success …. Perhaps still more to the point, for a company whose success at the next level will depend heavily upon brand management, it is hard to see how having more than one director with the relevant experience would be unwise. Peiros’ experience in a market of commoditized consumer products, where intuitive understanding of brand management becomes a critical factor for success, suggests an excellent match with the board’s needs.”

The Board’s independence is challenged by the combined roles of Chairman and CEO and long-tenured directors who have served since before the Company’s IPO. The Board’s poor alignment with shareholders is evident from the directors’ stock sales. Since just prior to the IPO, the incumbent Board’s beneficial stock ownership has declined from 38%1 of the outstanding shares to 4% based on iRobot’s proxy statement, most of which was granted through executive or director compensation. Other than one recent purchase of 3,000 shares, no director has acquired any shares of iRobot in the open market. The Board’s questionable independence from management and its poor alignment with shareholders can lead to serious issues of accountability. Red Mountain, by contrast, is a 6.5% shareholder of iRobot, and my election to the Board will ensure that an independent shareholder representative is in the boardroom. As noted by ISS in its report:

“That shareholders would benefit from adding … Mesdag seems unimpeachably clear from the depth and quality [his] critique. Mesdag’s appointment to the board was the one immovable object on which settlement negotiations seem ultimately to have foundered – yet his dogged advocacy of these ideas for more than a year prior to the contest suggests that his participation in board discussion and decisions is likely to deliver better outcomes for all shareholders.”

RED MOUNTAIN’S FUND IS STRUCTURED TO BE A PATIENT LONG-TERM INVESTOR

The Board has attempted to distract shareholders from its track record of underperformance by raising questions about and making misleading inferences to Red Mountain’s fund restructuring in September 2015. Red Mountain elected, in its sole discretion as manager, to restructure its primary fund from an open-ended vehicle to a closed-end vehicle in order to better match its assets and liabilities. There was no change in strategy or duration; we remain long-term investors in all of our core positions; and the new structure further supports the investment horizon of the fund’s strategy. It’s notable that Red Mountain’s average holding period is approximately eight years.

1 The 38% reflects ownership of incumbent directors serving on the Board at the time of the IPO and includes shares (approximately 7% of the shares outstanding) held by First Albany Companies and First Albany Private Funds (collectively, “First Albany”) that we believe George McNamee could have been deemed to beneficially own by virtue of his relationship with First Albany. iRobot’s public filings did not include such shares in Mr. McNamee’s beneficial ownership as a Special Committee of First Albany Companies that did not include Mr. McNamee was reported to have sole investment discretion over such shares.  Assumes First Albany no longer owns shares of the Company.

IROBOT IS A GREAT COMPANY WITH SIGNIFICANT UNTAPPED POTENTIAL

In meetings with fellow shareholders we are often asked – why persevere with our campaign in the face of so much resistance from the Board? Our answer is simple – iRobot is a great company with significant opportunity and potential. We believe that with the right leadership, strategy, operational oversight and capital allocation discipline, that potential can be unleashed for the benefit of all iRobot shareholders. We look forward to working with the Board and management as constructive long-term investors.

I sincerely appreciate your time and interest in considering our campaign to enhance iRobot’s Board and to deliver long-term value for the benefit of all iRobot shareholders.

If you have any questions, I encourage you to please contact me directly at 1 (310) 432-0202.

Sincerely,

Willem Mesdag
Managing Partner

FELLOW SHAREHOLDERS YOUR VOTE IS VERY IMPORTANT – IT IS TIME TO TAKE ACTION.

Vote the GREEN Red Mountain proxy card today to elect our experienced and highly qualified director nominees, Lawrence S. Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on May 25, 2016.

Shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, are encouraged to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com.

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders. Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.
Richard Grubaugh, 212-493-6950
rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

Additional Information

Red Mountain Partners, L.P., RMCP GP LLC, Red Mountain Capital Partners LLC, Red Mountain Capital Management, Inc., Willem Mesdag and Lawrence S. Peiros (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the SEC to be used to solicit votes for the election of Red Mountain’s slate of two highly qualified director nominees at the 2016 annual meeting of shareholders of the Company (the “Annual Meeting”). Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the Participants. These materials and other materials filed by Red Mountain in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Red Mountain with the SEC are also available, without charge, by calling Red Mountain’s proxy solicitor, D.F. King & Co., Inc., at its toll-free number (866) 796-1271.